Exhibit 99.1

200 E. Randolph Street Suite 7700 Chicago, Illinois 60601-7702 (312) 274-2000

Contact:

G. MARC BAUMANN

President of Urban Operations and

Chief Financial Officer

SP Plus Corporation

(312)274-2199

mbaumann@spplus.com

FOR IMMEDIATE RELEASE

SP Plus Corporation Announces Date for

2014 Annual Meeting

Chicago, IL — February 18, 2014 — SP Plus Corporation (NASDAQ: SP) today announced that its 2014 annual stockholders meeting will be held on April 22, 2014 at 2:30 p.m., local time, at the Radisson Blu Aqua Hotel, 221 N. Columbus Drive, Chicago, Illinois. It also set the close of business on March 3, 2014 as the record date for the annual stockholders meeting.

SP Plus provides professional parking, ground transportation, facility maintenance, security and event logistics services to property owners and managers in all markets of the real estate industry. The Company has more than 23,000 employees. Its Standard Parking and Central Parking brands operate more than 4,200 parking facilities with over 2.1 million parking spaces in hundreds of cities across North America, including parking-related and shuttle bus operations serving more than 75 airports. USA Parking System, a wholly owned subsidiary, is one of the premier valet operators in the nation with more four and five diamond luxury properties, including hotels and resorts, than any other valet competitor. Its ground transportation division transports over 34 million passengers each year; its facility maintenance division operates in dozens of U.S. cities; and its security subsidiary provides licensed security services in six states. The Company also provides a wide range of event logistics services.

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